UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENTREPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 28, 2005

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Benchmark Road Avon, Colorado		81620
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(970) 845-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2005, Vail Resorts, Inc. (the "Company") announced the amendment of its senior credit facility.  A copy of the press release announcing the amendment is attached as Exhibit 99.1 to this current report.  Key modifications to the senior credit facility included, among other things, the expansion of the revolving credit facility to $400 million from $325 million, payoff of the $100 million term loan, extension of the maturity on the revolving credit facility to January 2010 from June 2007, improved grid pricing for interest rate margins and commitment fees, and expanded baskets for improved flexibility in the Company's ability to make investments and distributions.  In addition, under the amended credit facility, the Company has the ability to increase availability under the revolver to $500 million.

The amended credit facility is now referred to as the Fourth Amended and Restated Credit Agreement ("Credit Agreement") between The Vail Corporation (a wholly owned subsidiary of the Company), Bank of America, N.A., as administrative agent, U.S. Bank National Association and Wells Fargo Bank, National Association as co-syndication agents, Deutsche Bank Trust Company Americas and LaSalle Bank National Association as Co-Documentation Agents and the Lenders party thereto, and consists of a $400 million revolving credit facility.  The Vail Corporation's obligations under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries and are collateralized by a pledge of all of the capital stock of The Vail Corporation, substantially all of its subsidiaries and the Company's interest in SSI Venture, LLC.  The proceeds of loans made under the Credit Agreement may be used to fund the Company's working capital needs, capital expenditures, acquisitions and other general corporate purposes, including the issuance of letters of credit.  The Credit Agreement matures January 2010.  Borrowings under the Credit Agreement bear interest annually at a rate of (i) LIBOR plus a margin or (ii) the Agent's prime lending rate.  The Credit Agreement also includes a quarterly unused commitment fee, which is equal to a percentage determined by the Funded Debt to EBITDA ratio, as defined in the Credit Agreement, times the daily amount by which the Credit Agreement commitment exceeds the total of outstanding loans and outstanding letters of credit.  The unused amounts are accessible to the extent that the Funded Debt to Adjusted EBITDA ratio does not exceed the maximum ratio allowed at quarter-ends.  Interest rates fluctuate based upon the ratio of the Company's Funded Debt to Adjusted EBITDA on a trailing twelve-month basis.  The Credit Agreement provides for affirmative and negative covenants that restrict, among other things, the Company's ability to incur indebtedness, dispose of assets, make capital expenditures, make distributions and make investments.  In addition, the Credit Agreement includes the following restrictive financial covenants: Funded Debt to Adjusted EBITDA ratio, Senior Debt to Adjusted EBITDA ratio, Minimum Fixed Charge Coverage ratio, Minimum Net Worth and the Interest Coverage ratio (each as defined in the Credit Agreement).

The foregoing description of the Credit Agreement is qualified in its entirety to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this current report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1

Fourth Amended and Restated Credit Agreement dated as of January 28, 2005 among The Vail Corporation (d/b/a Vail Associates, Inc.), as borrower, Bank of America, N.A., as Administrative Agent, U.S. Bank National Association and Wells Fargo Bank, National Association as Co-Syndication Agents, Deutsche Bank Trust Company Americas and LaSalle Bank National Association as Co-Documentation Agents and the Lenders party thereto.

99.1	Press Release dated January 28, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2005		Vail Resorts, Inc.
	By:	/s/ Jeffrey W. Jones
Jeffrey W. Jones
Senior Vice President and Chief Financial Officer